Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Joint Proxy Statement/ Prospectus of Equitrans Midstream Corporation and to the incorporation by reference therein of our report dated February 27, 2020, with respect to the financial statements of Mountain Valley Pipeline, LLC - Series A, included in EQM Midstream Partners, LP’s Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 30, 2020